Exhibit 99.1

TimkenSteel Announces Fourth-Quarter and Full-Year 2020 Results

•	Record full-year operating cash flow of $173.5 million, including $52.5 million in the fourth quarter
•	Record total liquidity(1) of $314.1 million at year-end
•	Net sales of $211.2 million in the fourth quarter reflecting improving customer demand
•	Fourth quarter net loss of $12.8 million with adjusted EBITDA(2) of $20.7 million in the quarter

CANTON, Ohio: February 25, 2021 - TimkenSteel (NYSE: TMST), a leader in customized alloy steel products and services, today reported fourth-quarter 2020 net sales of $211.2 million and a net loss of $12.8 million. In the same quarter last year, net sales were $226.9 million with net loss of $84.6 million. Adjusted EBITDA(2) for the fourth quarter of 2020 was $20.7 million compared with an adjusted EBITDA(2) loss of $8.7 million in the same quarter last year.

“I’d like to thank the employees of TimkenSteel who worked tirelessly throughout 2020, under challenging conditions, to support our customers’ needs while making significant progress on improving our cost structure and processes. These actions are helping to transform our company and will better position us to leverage improving end markets as we enter 2021,” said Mike Williams, president and chief executive officer. “In 2020, the TimkenSteel team delivered improved adjusted EBITDA(2) and strong operating cash flow while, most importantly, achieving excellent safety performance.

“Our 2021 priorities are clear – improve our commercial effectiveness, enhance manufacturing efficiencies, and streamline business processes while continuing to take out unnecessary costs. We remain deeply focused on creating value for our shareholders through improved profitability and an intense focus on cash,” stated Williams.

FOURTH QUARTER OF 2020 FINANCIAL SUMMARY

•

Net sales of $211.2 million increased 3 percent compared with $205.9 million in the third quarter of 2020, driven primarily by a continued rebound in automotive demand. Compared with the prior-year quarter, net sales declined 7 percent largely driven by lower ship tons.

•

Ship tons of 164,000 increased 6 percent sequentially as a result of higher automotive and industrial shipments. When compared with the prior-year quarter, ship tons declined 9 percent due to lower industrial, energy and OCTG billet demand, partially offset by higher automotive shipments.

•

Manufacturing costs improved sequentially as a result of higher melt utilization and the timing of the planned annual maintenance shutdown that occurred in the third quarter of 2020. Compared with the prior-year quarter, manufacturing costs improved due to higher melt utilization and the impact of systemic cost reduction actions.

•

SG&A expense was $18.6 million, a 4 percent increase from the third quarter of 2020 as a result of higher variable compensation expense. Excluding certain items(2), SG&A expense improved 11 percent from the prior year period as a result of savings from employee restructuring actions.

(1)	The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.
(2)	Please see discussion of non-GAAP financial measures in this news release.

NEWS RELEASE – Page 1

FULL-YEAR 2020 FINANCIAL SUMMARY

•

Net sales of $830.7 million declined 31 percent compared with the prior year, driven largely by the negative impact on customer demand from the COVID-19 pandemic and a weak energy market. Additionally, the average raw material surcharge per ton decreased 25 percent as a result of lower scrap and alloy prices, which was slightly offset by positive mix in the industrial end market.

•	Ship tons were 640,400, a decrease of 29 percent from the prior year given the lower demand environment in 2020.
•

Manufacturing costs were favorable compared with 2019 primarily as a result of significant cost reduction actions, partially offset by the unfavorable impact of weak demand on production levels and lower melt utilization.

•

SG&A expense was $76.7 million compared with $91.8 million in the prior year. Excluding certain items(2), SG&A expense declined $9.8 million or 11 percent as a result of cost reduction actions partially offset by higher variable compensation expense.

MANUFACTURING ASSET OPTIMIZATION

Throughout 2020, the company operated its manufacturing assets as demand required. In particular, the Harrison melt and casting assets operated at an average utilization rate of less than 25 percent in 2020. To improve the company’s manufacturing efficiency and utilization, we plan to indefinitely idle the Harrison melt and casting assets late in the first quarter of 2021 and perform all melting and casting activities at our Faircrest location, also located in Canton, Ohio. We are working collaboratively with our employees, suppliers, and a number of customers to ensure a well-organized and efficient transition. The company’s rolling and finishing operations at Harrison will not be impacted by this action. Annual cash savings from the indefinite idling of Harrison’s melt and casting shop are expected to be in the range of $15 million to $20 million, with full run-rate savings expected to be achieved beginning in 2022.

CASH AND LIQUIDITY

As of December 31, 2020, the company’s cash balance totaled $102.8 million, benefitting from another quarter of solid operating cash flow generation in the amount of $52.5 million. For the full-year 2020, operating cash flow totaled $173.5 million. This strong operating cash flow generation enabled the company to repay the remaining $20 million of outstanding borrowings on its credit facility during the fourth quarter of 2020 and repay $90 million of outstanding borrowings in total during 2020. Additionally, the company improved its capital structure in the fourth quarter of 2020 by extending the maturity of $46 million of convertible notes from 2021 to 2025. Total liquidity was $314.1 million as of December 31, 2020, an improvement of $34.1 million from September 30, 2020 and $83.8 million from December 31, 2019.

OUTLOOK

Given the extent and uncertainty of the impact of COVID-19 on the economy and TimkenSteel’s customers, the company is not providing quantitative earnings guidance for the first quarter of 2021. We are, however, encouraged by recent improvements in automotive and industrial end market demand.

From a cash sources and uses perspective, the company expects:

•	Cash from operating activities to be a use of cash in the first quarter of 2021 given improving demand and the rise in raw material prices.
•	Capital expenditures to be approximately $20 million in 2021.
•	Required pension contributions to be modest at $1 million to $2 million in 2021.

(1)	The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.
(2)	Please see discussion of non-GAAP financial measures in this news release.

NEWS RELEASE – Page 2

TIMKENSTEEL EARNINGS CALL INFORMATION

The company will host a conference call at 9 a.m. ET on Friday, February 26, to discuss its financial performance with investors and securities analysts. The financial results will be available online at investors.timkensteel.com.

Conference call	Friday, February 26, 2021 9 a.m. ET Toll-free dial-in: 833-238-7951 International dial-in: 647-689-4199 Conference ID: 6591728
Conference call replay	Replay dial-in available through March 5, 2021 800-585-8367 or 416-621-4642 Replay passcode: 6591728

About TimkenSteel Corporation

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products in Canton, OH serving demanding applications in automotive, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and precision components. In the business of making high-quality steel primarily from recycled materials for more than 100 years, TimkenSteel’s proven expertise contributes to the performance of our customers’ products. The company employs approximately 2,000 people and had sales of $831 million in 2020. For more information, please visit us at www.timkensteel.com.

-###-

Investor contact:

Jennifer Beeman

P 330.471.7760

news@timkensteel.com

ir@timkensteel.com

NEWS RELEASE – Page 3

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, adjusted SG&A, free cash flow and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results.  See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as "will," “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company’s operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due June 1, 2021 and December 1, 2025; the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of pension and other postretirement benefit mark-to-market accounting. Additional risks relating to the company’s business, the industries in which the company operates, or the company’s common shares may be described

NEWS RELEASE – Page 4

from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control.  Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NEWS RELEASE – Page 5

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (Unaudited)	2020	2019	2020	2019
Net sales	$211.2	$226.9	$830.7	$1,208.8
Cost of products sold	197.0	244.9	815.1	1,186.2
Gross Profit	14.2	(18.0)	15.6	22.6
Selling, general & administrative expenses (SG&A)	18.6	26.9	76.7	91.8
Restructuring charges	1.5	5.0	3.1	8.6
Impairment charges and loss (gain) on sale or disposal of assets	0.6	7.4	(2.4)	9.3
Loss on extinguishment of debt	0.9	—	0.9	—
Other expense (income), net	1.8	31.4	(14.2)	23.3
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(9.2)	(88.7)	(48.5)	(110.4)
Interest expense	3.0	3.7	12.2	15.7
Income (Loss) Before Income Taxes	(12.2)	(92.4)	(60.7)	(126.1)
Provision (benefit) for income taxes	0.6	(7.8)	1.2	(16.1)
Net Income (Loss)	$(12.8)	$(84.6)	$(61.9)	$(110.0)

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(0.28)	$(1.89)	$(1.38)	$(2.46)
Diluted earnings (loss) per share (2)	$(0.28)	$(1.89)	$(1.38)	$(2.46)

Weighted average shares outstanding - basic	45.1	44.8	45.0	44.8
Weighted average shares outstanding - diluted	45.1	44.8	45.0	44.8

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) Common share equivalents for shares issuable for equity-based awards and common share equivalents for shares issuable upon the conversion of outstanding convertible notes, were excluded from the computation of diluted earnings (loss) per share for the three months and years ended December 31, 2020 and 2019 because the effect of their inclusion would have been anti-dilutive.

Table Page 1

CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in millions) (Unaudited)	2020	2019
ASSETS
Cash and cash equivalents	$102.8	$27.1
Accounts receivable, net of allowances	63.3	77.5
Inventories, net	178.4	281.9
Deferred charges and prepaid expenses	4.0	3.3
Assets held for sale	0.3	4.1
Other current assets	8.8	7.8
Total Current Assets	357.6	401.7

Property, plant and equipment, net	569.8	626.4
Operating lease right-of-use assets	21.0	14.3
Pension assets	33.5	25.2
Intangible assets, net	9.3	14.3
Other non-current assets	2.8	3.3
Total Assets	$994.0	$1,085.2

LIABILITIES
Accounts payable	$89.5	$69.3
Salaries, wages and benefits	29.4	13.9
Accrued pension and postretirement costs	2.3	3.0
Current operating lease liabilities	7.5	6.2
Current convertible notes, net	38.9	—
Other current liabilities	13.4	19.9
Total Current Liabilities	181.0	112.3

Non-current convertible notes, net	39.3	78.6
Credit agreement	—	90.0
Non-current operating lease liabilities	13.5	8.2
Accrued pension and postretirement costs	240.7	222.1
Deferred income taxes	1.0	0.9
Other non-current liabilities	11.0	10.0
Total Liabilities	486.5	522.1
SHAREHOLDERS' EQUITY
Additional paid-in capital	843.4	844.8
Retained deficit	(363.4)	(301.5)
Treasury shares	(12.9)	(24.9)
Accumulated other comprehensive income (loss)	40.4	44.7
Total Shareholders' Equity	507.5	563.1
Total Liabilities and Shareholders' Equity	$994.0	$1,085.2

Table Page 2

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(12.8)	$(84.6)	$(61.9)	$(110.0)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	17.8	20.3	70.0	73.5
Amortization of deferred financing fees and debt discount	1.3	1.4	5.3	5.1
Loss on extinguishment of debt	0.9	—	0.9	—
Impairment charges and loss (gain) on sale or disposal of assets	0.6	7.4	(2.4)	9.3
Deferred income taxes	0.4	(7.9)	—	(16.6)
Stock-based compensation expense	1.4	2.2	6.6	7.4
Pension and postretirement expense (benefit), net	9.6	35.6	8.6	41.6
Changes in operating assets and liabilities:
Accounts receivable, net	17.9	29.9	14.2	85.9
Inventories, net	(4.1)	48.1	103.5	92.6
Accounts payable	14.9	(6.1)	23.1	(87.7)
Other accrued expenses	4.8	(1.3)	9.4	(26.0)
Deferred charges and prepaid expenses	1.0	1.6	(0.7)	0.2
Pension and postretirement contributions and payments	0.1	(1.5)	(4.1)	(3.8)
Other, net	(1.3)	0.9	1.0	(1.2)
Net Cash Provided (Used) by Operating Activities	52.5	46.0	173.5	70.3
Investing Activities
Capital expenditures	(3.9)	(16.3)	(16.9)	(38.0)
Proceeds from disposals of property, plant and equipment	0.9	—	10.9	—
Net Cash Provided (Used) by Investing Activities	(3.0)	(16.3)	(6.0)	(38.0)
Financing Activities
Proceeds from exercise of stock options	—	—	—	0.2
Shares surrendered for employee taxes on stock compensation	(0.3)	—	(0.6)	(1.0)
Repayments on credit agreements	(20.0)	(20.0)	(90.0)	(65.0)
Borrowings on credit agreements	—	—	—	40.0
Debt issuance costs	(1.2)	(1.0)	(1.2)	(1.0)
Net Cash Provided (Used) by Financing Activities	(21.5)	(21.0)	(91.8)	(26.8)
Increase (Decrease) in Cash and Cash Equivalents	28.0	8.7	75.7	5.5
Cash and cash equivalents at beginning of period	74.8	18.4	27.1	21.6
Cash and Cash Equivalents at End of Period	$102.8	$27.1	$102.8	$27.1

Table Page 3

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions) (Unaudited)	2020	2019	2020	2019
Net Cash Provided (Used) by Operating Activities	$52.5	$46.0	$173.5	$70.3
Less: Capital expenditures	(3.9)	(16.3)	(16.9)	(38.0)
Free Cash Flow	$48.6	$29.7	$156.6	$32.3

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Table Page 4

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss), adjusted diluted earnings (loss) per share(1) to GAAP diluted earnings (loss) per share and adjusted SG&A to GAAP SG&A for the three months ended December 31, 2020 and 2019

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Three months ended December 31, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Loss on extinguishment of debt	Other expense (income), net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(12.8)	$197.0	$18.6	$1.5	$0.6	$0.9	$1.8	$0.6	$(0.22)
Adjustments:(3)
Loss on sale of TMS assets	1.0	—	—	—	(1.0)	—	—	—	0.02
Restructuring charges	1.6	—	(0.1)	(1.5)	—	—	—	—	0.03
Accelerated depreciation and amortization	1.3	(1.3)	—	—	—	—	—	—	0.02
Loss from remeasurement of benefit plans	11.2	—	—	—	—	—	(11.2)	—	0.19
Loss on extinguishment of debt	0.9	—	—	—	—	(0.9)	—	—	0.02
Employee retention credit	(2.3)	—	—	—	—	—	2.3	—	(0.04)
Business transformation costs(5)	0.2	—	(0.2)	—	—	—	—	—	0.00
Gain on sale of non-core property	(0.5)	—	—	—	0.5	—	—	—	(0.01)
As adjusted	$0.6	$195.7	$18.3	$—	$0.1	$—	$(7.1)	$0.6	$0.01

Table Page 5

Three months ended December 31, 2019
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Other expense (income), net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(4)
As reported	$(84.6)	$244.9	$26.9	$5.0	$7.4	$31.4	$(7.8)	$(1.89)
Adjustments:(3)
Executive severance and transition costs	5.1	—	(5.6)	—	—	—	0.5	0.11
Impairment charges and loss on sale or disposal of assets	6.7	—	—	—	(7.3)	—	0.6	0.15
Restructuring charges	4.9	—	(0.3)	(5.0)	—	—	0.4	0.11
Loss from remeasurement of benefit plans	33.1	—	—	—	—	(36.2)	3.1	0.74
Facility phase down: inventory write-down	4.4	(4.8)	—	—	—	—	0.4	0.10
Accelerated depreciation and amortization	2.6	(2.8)	—	—	—	—	0.2	0.06
Business transformation costs(5)	0.5	—	(0.5)	—	—	—	—	0.01
As adjusted	$(27.3)	$237.3	$20.5	$—	$0.1	$(4.8)	$(2.6)	$(0.61)

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the three months ended December 31, 2020, were included in the computation of adjusted diluted earnings (loss) per share. The total diluted weighted average shares outstanding for the three months ended December 31, 2020 was 58.8 million shares.

(2) For the three months ended 2020, these adjustments have $0 net tax effect, since the company has Net Operating Loss carryforwards. Due to intraperiod tax allocations in the three months ended 2019, income tax (benefit) expense adjustments reflect the impact on income taxes from the adjustments listed in the table above.

(3) Adjusted net income (loss) is defined as net income (loss) excluding, as applicable, adjustments listed in the table above.

(4) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the three months ended December 31, 2019, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(5) Business transformation costs consist of items that are non-routine in nature and are primarily related to professional service fees associated with the disposition of non-core assets, as well as CEO transition fees.

Table Page 6

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss), adjusted diluted earnings (loss) per share(1) to GAAP diluted earnings (loss) per share and adjusted SG&A to GAAP SG&A for the years ended December 31, 2020 and 2019

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Year ended December 31, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Loss on extinguishment of debt	Other expense (income), net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(61.9)	$815.1	$76.7	$3.1	$(2.4)	$0.9	$(14.2)	$1.2	$(1.38)
Adjustments:(3)
Loss on sale of scrap processing facility	0.1	—	—	—	(0.1)	—	—	—	0.00
Gain on sale of TMS assets	(3.6)	—	—	—	3.6	—	—	—	(0.08)
Restructuring charges	3.2	—	(0.1)	(3.1)	—	—	—	—	0.07
Accelerated depreciation and amortization	3.4	(3.4)	—	—	—	—	—	—	0.08
Loss from remeasurement of benefit plans	14.7	—	—	—	—	—	(14.7)	—	0.33
Faircrest plant asset disposal, net of recovery	(0.1)	—	—	—	(0.2)	—	0.3	—	(0.00)
Loss on extinguishment of debt	0.9	—	—	—	—	(0.9)	—	—	0.02
Employee retention credit	(2.3)	—	—	—	—	—	2.3	—	(0.05)
Business transformation costs(4)	1.0	—	(1.0)	—	—	—	—	—	0.02
TMS inventory write-down	3.1	(3.1)	—	—	—	—	—	—	0.07
Gain on sale of non-core property	(0.5)	—	—	—	0.5	—	—	—	(0.01)
As adjusted	$(42.0)	$808.6	$75.6	$—	$1.4	$—	$(26.3)	$1.2	$(0.93)

Table Page 7

Year ended December 31, 2019
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Other expense (income), net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(110.0)	$1,186.2	$91.8	$8.6	$9.3	$23.3	$(16.1)	$(2.46)
Adjustments:(3)
Executive severance and transition costs	4.9	—	(5.6)	—	—	—	0.7	0.11
Impairment charges and loss on sale or disposal of assets	7.8	—	—	—	(8.9)	—	1.1	0.17
Restructuring charges	7.8	—	(0.3)	(8.6)	—	—	1.1	0.17
Loss from remeasurement of benefit plans	35.4	—	—	—	—	(40.6)	5.2	0.79
Facility phase down: inventory write-down	4.2	(4.8)	—	—	—	—	0.6	0.09
Accelerated depreciation and amortization	2.4	(2.8)	—	—	—	—	0.4	0.05
Business transformation costs(4)	0.4	—	(0.5)	—	—	—	0.1	0.01
As adjusted	$(47.1)	$1,178.6	$85.4	$—	$0.4	$(17.3)	$(6.9)	$(1.07)

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the years ended December 31, 2020 and 2019, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2) For the year ended 2020, these adjustments have $0 net tax effect, since the company has Net Operating Loss carryforwards. Due to intraperiod tax allocations in the year ended 2019, income tax (benefit) expense adjustments reflect the impact on income taxes from the adjustments listed in the table above.

(3) Adjusted net income (loss) is defined as net income (loss) excluding, as applicable, adjustments listed in the table above.

(4) Business transformation costs consists of items that are non-routine in nature and are primarily related to disposition of non-core assets professional service fees as well as CEO transition fees.

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
(Dollars in millions) (Unaudited)	2020	2019	2020	2019	2020
Net income (loss)	$(12.8)	$(84.6)	$(61.9)	$(110.0)	$(13.9)

Provision (benefit) for income taxes	0.6	(7.8)	1.2	(16.1)	0.3
Interest expense	3.0	3.7	12.2	15.7	3.0
Earnings Before Interest and Taxes (EBIT) (1)	$(9.2)	$(88.7)	$(48.5)	$(110.4)	$(10.6)
EBIT Margin (1)	(4.4%)	(39.1%)	(5.8%)	(9.1%)	(5.1%)

Depreciation and amortization	17.8	20.3	70.0	73.5	17.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$8.6	$(68.4)	$21.5	$(36.9)	$6.4
EBITDA Margin (2)	4.1%	(30.1%)	2.6%	(3.1%)	3.1%
Adjustments:
Loss on sale of scrap processing facility	—	—	(0.1)	—	—
Executive severance and transition costs	—	(5.6)	—	(5.6)	—
Impairment charges and loss on sale or disposal of assets	—	(7.3)	—	(8.9)	—
Gain/(loss) on sale of TMS assets	(1.0)	—	3.6	—	0.5
Restructuring charges	(1.6)	(5.3)	(3.2)	(8.9)	(0.7)
Facility phase down: inventory write-down	—	(4.8)	—	(4.8)	—
Accelerated depreciation and amortization (EBIT only)	(1.3)	(2.8)	(3.4)	(2.8)	(0.4)
Gain (loss) from remeasurement of benefit plans	(11.2)	(36.2)	(14.7)	(40.6)	4.1
Loss on extinguishment of debt	(0.9)	—	(0.9)	—	—
Employee retention credit	2.3	—	2.3	—	—
Faircrest plant asset disposal, net of recovery	—	—	0.1	—	—
Business transformation costs (5)	(0.2)	(0.5)	(1.0)	(0.5)	(0.1)
TMS inventory write-down	—	—	(3.1)	—	—
Gain on sale of non-core property	0.5	—	0.5	—	—
Adjusted EBIT (3)	$4.2	$(26.2)	$(28.6)	$(38.3)	$(14.0)
Adjusted EBIT Margin (3)	2.0%	(11.5%)	(3.4%)	(3.2%)	(6.8%)
Adjusted EBITDA (4)	$20.7	$(8.7)	$38.0	$32.4	$2.6
Adjusted EBITDA Margin (4)	9.8%	(3.8%)	4.6%	2.7%	1.3%

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(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(5) Business transformation costs consist of items that are non-routine in nature and are primarily related to professional service fees associated with the disposition of non-core assets, as well as CEO transition fees.

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Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present base sales by end-market sector, which represents a financial measure that has not been determined in accordance with U.S. GAAP. Base sales by end-market sector is defined as net sales by end-market sector excluding raw material surcharges. Base Sales by end-market sector is an important financial measure used in the management of the business. Management believes presenting base sales by end-market sector is useful to investors as it provides additional insight into key drivers of base sales such as base price and product mix.

Quarterly End Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended December 31, 2020
	Mobile	Industrial	Energy	Other(1)	Total
Tons	96.3	63.3	4.1	0.3	164.0

Net Sales	$109.1	$89.7	$6.4	$6.0	$211.2
Less: Surcharges	19.0	14.7	0.9	0.1	34.7
Base Sales	$90.1	$75.0	$5.5	$5.9	$176.5

Net Sales / Ton	$1,133	$1,417	$1,561	N/M	$1,288
Surcharges / Ton	$197	$232	$220	$333	$212
Base Sales / Ton	$936	$1,185	$1,341	N/M	$1,076

	Three Months Ended December 31, 2019
	Mobile	Industrial	Energy	Other	Total
Tons	81.5	72.2	10.5	15.5	179.7

Net Sales	$89.6	$98.1	$18.9	$20.3	$226.9
Less: Surcharges	14.0	15.1	2.6	2.9	34.6
Base Sales	$75.6	$83.0	$16.3	$17.4	$192.3

Net Sales / Ton	$1,099	$1,359	$1,800	$1,310	$1,263
Surcharges / Ton	$171	$209	$248	$187	$193
Base Sales / Ton	$928	$1,150	$1,552	$1,123	$1,070

(1) N/M is data that is not meaningful. The “Net Sales/Ton” and “Base Sales/Ton” data is not meaningful given the low ship tons in the Other category above.

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(Dollars in millions, tons in thousands)
	Year Ended December 31, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	308.1	267.0	36.3	29.0	640.4

Net Sales	$346.0	$391.7	$53.2	$39.8	$830.7
Less: Surcharges	59.3	61.1	8.4	7.2	136.0
Base Sales	$286.7	$330.6	$44.8	$32.6	$694.7

Net Sales / Ton	$1,123	$1,467	$1,466	$1,372	$1,297
Surcharges /Ton	$192	$229	$232	$248	$212
Base Sales / Ton	$931	$1,238	$1,234	$1,124	$1,085

	Year Ended December 31, 2019
	Mobile	Industrial	Energy	Other	Total
Tons	397.6	348.2	90.6	61.9	898.3

Net Sales	$479.3	$486.3	$166.4	$76.8	$1,208.8
Less: Surcharges	104.1	99.9	32.8	16.7	253.5
Base Sales	$375.2	$386.4	$133.6	$60.1	$955.3

Net Sales / Ton	$1,205	$1,397	$1,837	$1,241	$1,346
Surcharges / Ton	$261	$287	$362	$270	$283
Base Sales / Ton	$944	$1,110	$1,475	$971	$1,063

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Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$102.8	$27.1

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(183.2)	(103.0)
Availability	216.8	297.0
Credit facility amount borrowed	—	(90.0)
Letter of credit obligations	(5.5)	(3.8)
Availability not borrowed	$211.3	$203.2

Total liquidity	$314.1	$230.3

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of December 31, 2020 and December 31, 2019, TimkenSteel had less than $400 million in collateral assets to borrow against.

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ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2019 4Q vs. 2020 4Q	2020 3Q vs. 2020 4Q	Full Year 2019 vs. 2020
Beginning Adjusted EBITDA(1)	$(9)	$3	$32
Volume	(3)	3	(52)
Price/Mix	(4)	(6)	(5)
Raw Material Spread	12	2	18
Manufacturing	19	15	31
Inventory Reserve	3	3	1
SG&A	3	—	10
Other	—	1	3
Ending Adjusted EBITDA(1)	$21	$21	$38

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).

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